[GRAPHIC OMITED]


                               February 10, 2011

Old Mutual Emerging Managers Fund, L.L.C.
Old Mutual Emerging Managers Institutional Fund, L.L.C.
Old Mutual Absolute Return Fund, L.L.C.
Old Mutual Absolute Return Institutional Fund, L.L.C.
c/o Larch Lane Advisors LLC
800 Westchester Avenue, S-618
Rye Brook, New York 10573

Ladies and Gentlemen:

          You have requested our opinion as counsel to Old Mutual Emerging Managers Fund, L.L.C. ("EMF"), Old Mutual Emerging Managers Institutional Fund, L.L.C. ("EMIF", and together with EMF, the "EM Feeder Funds"), Old Mutual Absolute Return Fund, L.L.C. ("ARF") and Old Mutual Absolute Return Institutional Fund, L.L.C. ("ARIF", and together with ARF, the "AR Feeder Funds") with respect to certain Federal income tax consequences of the reorganization by and between the EM Feeder Funds and the AR Feeder Funds. This opinion is rendered in connection with the Agreement and Plan of Reorganization, dated February 10, 2011 (the "Agreement") by and between each of: (i) EMF and ARF; (ii) EMIF and ARIF; and (iii) Old Mutual Emerging Managers Master Fund, L.L.C. and Old Mutual Absolute Return Master Fund, L.L.C., which provides for, among other things, (i) the transfer of all of the assets of each of EMF and EMIF, to ARF and ARIF, respectively, in exchange solely for units of limited liability company interests ("Units") of ARF and ARIF, respectively, (ii) the assumption by ARF and ARIF of the identified liabilities of EMF and EMIF, respectively, (iii) the pro rata distribution by EMF and EMIF of Units of ARF and ARIF to the members of EMF and EMIF, respectively, in complete liquidation of EMF and EMIF (the transactions identified in the preceding clauses (i), (ii) and (iii), the "Reorganizations") We are delivering this opinion to you pursuant to Section 8.5 of the Agreement. Unless otherwise defined, capitalized terms shall have the meanings ascribed to them in the Agreement.

          In rendering this opinion, we have, among other things, reviewed, and relied upon the accuracy of, the following documents:

               1.     The Agreement;

               2. The Registration Statement on Form N-14 under the Securities Act of 1933 that relates to the Reorganizations, as filed with the Securities and Exchange Commission (the "Registration Statement"); and

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February 10, 2011
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               3.     The Officer's Certificates provided to us by the EM Feeder
                      Funds and the AR Feeder Funds (the "Certificates").

          In rendering our opinion, we have assumed that the Reorganizations will be carried out pursuant to the Agreement and in accordance with the Certificates. In addition, we have further assumed that factual statements and information contained in the Registration Statement, the Certificates, and other documents, records and instruments supplied to us are correct and that there has been no material change with respect to such facts or information prior to the time of the Reorganizations.

          Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that, on the basis of existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current administrative rules and court decisions, all as in effect as of the date hereof, for Federal income tax purposes:


               (a) The transfer of all of the assets of either EM Feeder Fund solely in exchange for Units of its corresponding AR Feeder Fund and the assumption by either AR Feeder Fund of the stated liabilities of its corresponding EM Feeder Fund followed by the distribution of Units of either AR Feeder Fund pro rata to members of the corresponding EM Feeder Fund in exchange for such members' Units of the EM Feeder Funds in complete liquidation of the EM Feeder Funds, and all as contemplated by the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and each of the EM Feeder Funds and the AR Feeder Funds will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

               (b) No gain or loss will be recognized by members of either of the EM Feeder Funds upon the exchange of their Units of the EM Feeder Fund solely for Units of the corresponding AR Feeder Fund in the Reorganizations;

               (c) No gain or loss will be recognized by either EM Feeder Fund upon the transfer of all of the assets of such EM Feeder Fund to its corresponding AR Feeder Fund solely in exchange for Units of such AR Feeder Fund and the assumption by such AR Feeder Fund of the liabilities of such EM Feeder Fund or upon the distribution of such Units of such AR Feeder Fund to members of such EM Feeder Fund in exchange for such members' Units of such EM Feeder Fund in liquidation of such EM Feeder Fund;

               (d) The aggregate tax basis of Units of the AR Feeder Funds received by a member of the corresponding EM Feeder pursuant to the Reorganizations, including fractional Units to which such member may be entitled, will be the same as the aggregate tax basis of Units of the corresponding EM Feeder Fund exchanged therefor by such member;

               (e) The holding period of Units of each of the AR Feeder Funds to be received by each member of the corresponding EM Feeder Fund pursuant to the Reorganizations, including fractional Units to which such member may be entitled, will include the period for the
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February 10, 2011
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Units of such EM Feeder Fund exchanged therefor, provided such Units of such EM Feeder Fund are held as capital assets at the time of the Reorganizations;

               (f) The tax basis of the assets acquired by each of the AR Feeder Funds will be the same as the tax basis of such assets to the corresponding
EM Feeder Fund immediately before the Reorganizations;

               (g) The holding period of the assets in the hands of each of the AR Feeder Funds will include the period during which those assets were held by the corresponding EM Feeder Fund;

               (h) Pursuant to Section 381(a) of the Code and Section 1.381(a)-1 of the income tax regulations thereunder, each of the AR Feeder Funds will succeed to and take into account the items of its corresponding EM Feeder Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the income tax regulations thereunder; and

               (i) Under Section 381(b) of the Code, the tax year of each of the EM Feeder Funds will end on the Closing Date.

          The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other Federal, state, local or foreign income tax issue or other matter. Additionally, we express no view with respect to the effect of the Reorganizations on any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such a transfer would otherwise be a non-taxable transaction. This opinion is being provided solely for the benefit of the EM Feeder Funds and the AR Feeder Funds. No other person or party shall be entitled to rely on this opinion. We do not assume any continuing obligation or responsibility to advise you of any changes in law, or any change of circumstances of which we become aware, which may affect either of the opinions expressed herein, or to update, revise or supplement any opinion herein for any reason whatsoever.

                            *          *          *

     The foregoing opinion is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding U.S. Federal tax penalties that may be imposed on a taxpayer and are written to support the promotion or marketing of the transactions described in this opinion of counsel. Each taxpayer should seek advice based on such taxpayer's particular circumstances from an independent tax advisor.



                                    Very truly yours,
                                    /s/ Schulte Roth & Zabel LLP